Collins & Aikman

                          Collins & Aikman Corporation
                              701 McCullough Drive
                                 P.O. Box 32665
                              Charlotte, NC 28232


A. Dennis Mahedy                 NEWS RELEASE               (704) 548-2072
Treasurer                                              Fax: (704) 548-2330


                                           Contact: A. Dennis Mahedy
                                                    Treasurer
                                                    (704) 548-2072

                                                    J. Michael Stepp
                                                    Executive Vice President
                                                    & Chief Financial Officer
                                                    (704) 548-2395


                       COLLINS & AIKMAN ANNOUNCES SALE OF
                            FLOORCOVERINGS BUSINESS


        Charlotte, North Carolina--December 10, 1996--Collins & Aikman Corporation (NYSE: CKC) announced today that it entered into a definitive agreement to sell its floorcoverings business to an entity sponsored by Quad-C, Inc., a Virginia merchant banking firm, and Paribas Principal Inc., the U.S. private equity unit of Groupe Paribas. The purchase price, including a payment for the use of certain trade names in the floorcoverings business, is $197.0 million, subject to adjustment. The transaction is expected to close in approximately sixty days, subject to customary closing conditions.

        "The Floorcoverings sale better positions Collins & Aikman to pursue more aggressively its automotive growth strategy and enables the Company to focus on its core automotive business," said Thomas E. Hannah, chief executive officer of Collins & Aikman.

        Collins & Aikman is a major supplier of textile and plastic trim products and convertible top systems to the automotive industry. Floorcoverings is the leading manufacturer of six-foot wide commercial carpet and the third largest supplier of modular carpeting tiles in the United States.
Floorcoverings' sales for the thirty-nine weeks ended October 26, 1996 were $103.4 million.